Exhibit 99.1

TECO Energy Responds to Market Rumors

07/16/2015

TAMPA, Fla.—(BUSINESS WIRE)—While it is the long-standing policy of TECO Energy, Inc. (NYSE: TE) not to confirm or deny market rumors, in response to media reports concerning a potential sale of the company, the company confirmed that it is exploring strategic alternatives. TECO Energy has retained Morgan Stanley & Co. LLC to advise the company in connection with exploring such strategic alternatives.

Given the preliminary nature of this exploration, neither the company nor any of its representatives will be providing any additional comments at this time. No assurance can be given that the company will determine to pursue a potential sale or enter into any definitive sale agreement. The company does not intend to make any further press release or announcement regarding these matters unless and until it enters into a binding, definitive agreement with respect to a sale.

TECO Energy Inc. (NYSE: TE) is an energy-related holding company with regulated electric and gas utilities in Florida and New Mexico. Tampa Electric serves more than 700,000 customers in West Central Florida; Peoples Gas System serves more than 350,000 customers across Florida; and New Mexico Gas Co. serves more than 510,000 customers across New Mexico. Other TECO Energy subsidiaries include TECO Coal, which owns and operates coal-production facilities in Kentucky, Tennessee and Virginia.

Note: This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Actual results may differ materially from those forecasted. The forward-looking statements are based on the Company’s current expectations and assumptions, and the Company does not undertake to update that information or any other information contained in this press release, except as may be required by law. There can be no assurance that a definitive agreement will be reached, or if reached, will be consummated. Additional information is contained under “Risk Factors” in TECO Energy, Inc.’s Annual Report on Form 10-K for the period ended Dec. 31, 2014.

News Media: Sylvia Vega, 813-228-4381

Investor Relations: Mark Kane, 813-228-1772

Internet: www.tecoenergy.com